EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Midwest Banc Holdings, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-123603 and 333-36564) on Form S-3A and (Nos. 333-125191, 333-132491 and 333-134180) on Form S-8 of Midwest Banc Holdings, Inc. of our report dated February 25, 2005, except as to the discontinued operations referred to in Note 4, as to which the date is March 15, 2006, relating to the consolidated financial statements for the year ended December 31, 2005, which appear in the December 31, 2006, Annual Report on Form 10-K of Midwest Banc Holdings, Inc.
McGladrey & Pullen, LLP
Schaumburg, Illinois
March 14, 2007